UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 3, 2010

CHINA GREEN AGRICULTURE, INC.

 (Exact name of Registrant as specified in charter)

Nevada	000-18606	36-3526027_______
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

3rd Floor, Borough A, Block A.
No.181 South Taibai Road
Xi’an, Shaanxi Province
                   People’s Republic of China 710065
(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (011)-86-29-88266368

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐           Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange   Act   (17CFR240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On January 3, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of China Green Agriculture, Inc. (the “Company”) approved the grant of restricted stock and non-qualified stock options to certain executive officers and directors of the Company under the Company’s 2009 Equity Incentive Plan (the “Plan”).  The restricted stock and non-qualified stock options were granted pursuant to the Company’s Form of Restricted Stock Grant Agreement and Form of Non-Qualified Stock Option Grant Agreement, filed herewith as Exhibits 10.1 and 10.2, respectively.

Pursuant to a one-time grant under the Plan, the Committee granted  (i) 25,000 shares of restricted stock and non-qualified stock options to purchase 25,000 shares of common stock, par value $.001 per share, of the Company (“Common Stock”) to Mr. Tao Li, the Company’s chairman and chief executive officer, (ii) 15,000 shares of restricted stock and non-qualified stock options to purchase 15,000 shares of Common Stock to Ms. Ying Yang, the Company’s chief financial officer, and (iii) non-qualified stock options to purchase 3,334 shares of Common Stock to each of Mr. Yizhao Zhang, Mr. Barry Raeburn and Mr. Lianfu Liu, the Company’s independent directors.  The non-qualified stock options are exercisable at a price of $14.70 per share, the closing price of the Common Stock on the last trading day preceding the grant date, and have a five-year term.  Both the restricted stock and the non-qualified stock options granted pursuant to this one time grant vest on February 2, 2010.

Also pursuant to a one-time grant under the Plan, the Committee granted  (i) 50,000 shares of restricted stock and non-qualified stock options to purchase 50,000 shares of Common Stock to Mr. Li, (ii) 30,000 shares of restricted stock and non-qualified options to purchase 30,000 shares of Common Stock to Ms. Yang, and (iii) non-qualified stock options to purchase 6,666 shares of Common Stock to each of Mr. Zhang, Mr. Raeburn and Mr. Liu.  The non-qualified stock options are exercisable at a price of $14.70 per share and have a five-year term.  Both the restricted stock and the non-qualified stock options granted pursuant to this one-time grant vest in two equal installments on December 31, 2010 and December 31, 2011, so long as certain target thresholds of net sales and operating income are achieved by the Company with respect to each vesting date.

As an annual equity award under the Plan, the Committee granted  (i) 15,307 shares of restricted stock and non-qualified stock options to purchase 30,194 shares of Common Stock to Mr. Li, and (ii) 7,654 shares of restricted stock and non-qualified options to purchase 15,097 shares of Common Stock to Ms. Yang. The non-qualified stock options are exercisable at a price of $14.70 per share and have a five-year term.  Both the restricted stock and the non-qualified stock options granted pursuant to this annual equity award vest in three equal installments on September 30, 2010, September 30, 2011 and September 30, 2012, so long as certain target thresholds of net sales and operating income are achieved by the Company with respect to its fiscal year ending June 30, 2010.

With respect to all restricted stock grants disclosed herein, if the grantee’s employment or affiliation with the Company is terminated for any reason, all unvested portions of such restricted stock grants are forfeited.  Any shares of restricted stock that do not vest for failure to meet the requisite performance targets will also be forfeited.

With respect to all non-qualified stock option grants disclosed herein, if the grantee’s employment or affiliation with the Company is terminated for any reason, all unvested options are forfeited.  If the grantee’s employment or affiliation with the Company is terminated voluntarily by the grantee or by the Company for cause, all vested options are also terminated.  In the event the grantee’s employment or affiliation with the Company is terminated by the Company without cause, the grantee has the lesser of ninety (90) days or the remaining term of the option to exercise any vested options.  If the grantee’s employment or affiliation with the Company is terminated due to death or disability, the grantee has the lesser of twelve (12) months or the remaining term of the option to exercise any vested options.  In the case of non-qualified options subject to performance based vesting, any options which do not vest for failure to meet the requisite performance targets will be forfeited.

Item 9.01.       Financial Statements and Exhibits.

(d)          Exhibits.

The following is filed as an exhibit to this report:

Exhibit No.	Description

10.1	Form of Restricted Stock Grant Agreement

10.2	Form of Non-Qualified Stock Option Grant Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2010	CHINA GREEN AGRICULTURE, INC.
(Registrant)

	By:	/s/ Ying Yang
Ying Yang
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Restricted Stock Grant Agreement

10.2	Form of Non-Qualified Stock Option Grant Agreement